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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 15, 2001

                                  SIMCALA, INC.
               (Exact name of registrant as specified in charter)

          DELAWARE                       333-53791               34-1780941
      (State or other            (Commission file number)     (I.R.S. Employer
jurisdiction of incorporation)                               Identification No.)

                              1940 OHIO FERRO ROAD
                            MT. MEIGS, ALABAMA 36057
                    (Address of principal executive offices)

                                 (334) 215-7560
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.

         On October 15, 2001, Simcala, Inc. (the "Company") failed to make a timely payment of the interest due on the Company's Series A and Series B 9 5/8% Senior Notes due 2006 (the "Notes"), issued pursuant to the Indenture (the "Indenture") dated as of March 31, 1998 by and between SAC Acquisition Corp., as Acquiror of the Company, and IBJ Schroder Bank & Trust Company (the "Trustee"). The failure to pay interest does not constitute an Event of Default under the Indenture unless full payment is not made within 30 days. It does, however, trigger certain obligations of the Company to notify the Trustee and the bondholders of the Company's plans to address the overdue interest payment. The Company has verbally notified the Trustee of the failure to make the interest payment.

         The Company has commenced discussions with holders of a majority of the Notes, and those holders have formed a committee to represent the interests of all of the noteholders. The Company has indicated to the noteholder committee that it presently does not intend to pay any of the overdue interest and instead plans to deliver a proposal to the bondholders regarding a financial restructuring of the Company that will result in a more flexible capital structure and less financial leverage.

         The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any change in events, conditions or circumstances on which any forward-looking statement is based.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       SIMCALA, INC.



Date: November 8, 2001                 By: /s/ R. Myles Cowan
                                          --------------------------------
                                          R. Myles Cowan
                                          Chief Financial Officer


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